Exhibit 10.12(a)

AMENDMENT TO NO. 1 TO

EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated November 24, 2014, is by and between Aspen University Inc. (the “Company”), and Cheri St. Arnauld, Ed. D (the “Executive”).

WHEREAS, the Company and the Executive entered into an employment agreement as of March 1, 2014 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to revise the requirements and rights with respect to obtaining a bonus under the Agreement.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

I.

The Agreement is hereby amended as follows:

A.

Section 4(b) shall be replaced with the following:

(b)

Target Bonus.  For each fiscal year during the Term beginning May 1st and ending April 30th of the applicable fiscal year, the Executive shall have the opportunity to earn a bonus up to 30%, 66% or 100% of her then Base Salary (the “Target Bonus”) as follows:

When the Company achieves annual Adjusted EBITDA (as defined below) at certain threshold levels (each, an “EBITDA Threshold”), the Executive shall receive an automatic cash bonus (the “Automatic Cash Bonus”) equal to a percentage of her then Base Salary, and shall receive a grant of fully vested shares of the Company’s common stock having an aggregate Fair Market Value (as such term is defined in the Company’s 2012 Equity Incentive Plan, as amended) equal to a percentage of the Executive’s then Base Salary (the “Automatic Equity Bonus”). In addition, the Executive shall be eligible to receive an additional percentage of her then Base Salary as a cash bonus (the “Discretionary Cash Bonus”) and an additional grant of fully vested shares of the Company’s common stock having an aggregate Fair Market Value equal to a percentage of the Executive’s then Base Salary (the “Discretionary Equity Bonus”) based on the Board’s determination that the Executive has achieved certain annual performance objectives established by the Board, based on the mutual agreement of the Chief Executive Officer and the Executive, at the beginning of each fiscal year.

The EBITDA Thresholds and corresponding bonus levels are set forth in the table below. For the avoidance of doubt, the Executive shall only be eligible to receive the bonuses associated with a single EBITDA Threshold; i.e. in the event the Company attains EBITDA Threshold (2), only the bonuses associated with EBITDA Threshold (2) below (and not the bonuses associated with EBITDA Threshold (1)) shall be applicable.

EBITDA Threshold	Automatic Cash Bonus	Automatic Equity Bonus	Discretionary Cash Bonus	Discretionary Equity Bonus
(1) $1,000,000 -$1,999,999	7.5%	7.5%	Up to 7.5%	Up to 7.5%
(2) $2,000,000 -$3,999,999	16.5%	16.5%	Up to 16.5%	Up to 16.5%
(3) $4,000,000 and over	25%	25%	Up to 25%	Up to 25%

Provided, however, that the earning of the Automatic Cash Bonus is subject to the Company having at least $2,000,000 in available cash after deducting the Target Bonus paid to all executive officers of the Company or its subsidiaries under the same Target Bonus formula pursuant to such executives’ employment agreements (the “Cash Threshold”) and the Executive continuing to provide services under this Agreement on the applicable Target Bonus determination date.  If the Company is unable to pay the Automatic Cash Bonus as a result of not meeting the Cash Threshold, no Automatic Cash Bonus will be earned for that fiscal year.  As used in this Agreement, Adjusted EBITDA is calculated as earnings (or loss) from continuing operations before preferred dividends, interest expense, income taxes, collateral valuation adjustment, bad debt expense, depreciation and amortization, and amortization of stock-based compensation; however, if Adjusted EBITDA shall be defined differently in any filing of the Company with the Securities and Exchange Commission subsequent to the date of this Agreement, then Adjusted EBITDA shall thereafter be defined in accordance with the definition most recently set forth in any such filing at each Target Bonus determination date.

B.

The following shall be added to the Agreement as Section 4(e):

(e)

Discretionary Bonus.  During the term of the Agreement, the Compensation Committee shall have the discretion to award the Executive a bonus, in cash or the Company’s common stock, based upon the Executive’s job performance, the Company’s revenue growth or any other factors as determined by the Compensation Committee.

II.

Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned thereto in the Agreement.

III.

In the event of any conflict between the Agreement and this Amendment, the terms as contained in this Amendment shall control. In all other respects the Agreement is hereby ratified and confirmed.

IV.

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be one and the same agreement. Facsimile signatures shall be treated in all respects and for all purposes as originals.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

ASPEN UNIVERSITY INC.

By:	/s/ Michael Mathews
Michael Mathews
Chief Executive Officer

Executive:

/s/ Cheri St. Arnauld
Cheri St. Arnauld